Exhibit 10.1

SETTLEMENT AGREEMENT PURSUANT TO ARTICLE 7:900 OF THE DUTCH CIVIL CODE

THE UNDERSIGNED:

1.	The private company with limited liability ECHELON B.V. with its registered office in Amersfoort, hereinafter referred to as “the employer”, duly represented by Oliver R. Stanfield;

and

2.	FRITS H. BRUGGINK, residing in Switzerland, hereinafter referred to as “the employee”;

WHEREAS:

a.	the employee was born on 18 April 1955 and is therefore currently 54 years of age;

b.	the employee has been employed by the employer since 1 April 1996 and most recently held the position of Senior Vice President and General Manager, Service Provider Group;

c.	the most recently earned gross monthly salary of the employee was EUR 27,083.33 inclusive 8% holiday allowance and as of November 15, 2009, his accrued and unused vacation days are acknowledged to be 44 days;

d.	the parties have consulted one another of their own accord and have mutually agreed to amicably terminate the employee’s employment with the employer, and the employee has been given ample opportunity to seek legal assistance regarding the termination, and has considered the relevant contents and implications of the settlement agreement.

DECLARE THAT THEY HAVE AGREED ON THE FOLLOWING:

1.	The employment contract between the employer and the employee will end by mutual consent on 31 May 2010. The employee declares that he unequivocally agrees to this and is aware of the implications of the termination.

2.	The employer will grant compensation in the amount of EUR 430,000.- gross to the employee. The compensation is intended to supplement any benefits under social security legislation or a lower salary earned elsewhere and/or loss of pension. The payment of the compensation will be paid in a lump sum check or direct deposit on the termination date.

3.	The employee will continue to work until the termination date of the employment contract as follows:

a.	From the date of signing this agreement until the new Senior VP NES Sales is introduced, the employee will continue to work in his current capacity.

b.	Upon introduction to the Senior VP NES Sales and until January 15, 2010 the employee will do what can reasonably be expected of him to transfer his business knowledge regarding NES strategy and position, product knowledge and relationships to the appointed Senior Vice President NES Sales and execute these tasks under the direction of the Senior Vice President NES.

c.	From 15 January 2010 until 15 March 2010, the employee will be available for business development tasks defined as presenting at shows and conferences, performing in interviews, presenting to existing and potential relations, as directed to by the CEO of Echelon or the Senior VP NES Sales.

d.	From 15 March 2010 until 31 May 2010, the employee can only be called to tasks as defined under c) and any day (whether a full or a partial day) on which employee is called to such a task shall be considered a day that employee has worked and will not be considered a vacation day.

e.

The parties intend that during period d employee will use all of his accrued vacation days (including those that are accrued as of the date of this agreement and those that are earned prior to the termination date). Employee does not intend to take any vacation between 15 November 2009 and 15 March 2010. If he desires to take vacation during this period he will obtain prior approval from the CEO or Sr. VP NES Sales. If such approval is given then employee agrees he will work a commensurate day(s) during period from 15 March through 31 May 2010.

f.	Until 31 May 2010, the employee will receive his salary including emoluments. All stock and option programs will continue to vest in accordance with existing programs until termination date.

4.	After the termination date of the employment contract, the employee will receive the usual final settlement (e.g., any remaining accrued and unused vacation, in addition to the compensation grant described in paragraph 2 above) within one month of the end of the employment contract.

5.	The employee acknowledges that the confidentiality clause as included in the employment contract and the Employee Confidential Information and Invention Agreement remain in full force and effect.

6.	The employee agrees that the employee shall not for a period of six months after the termination date (31 May, 2009), without prior consent of the employer, either directly or indirectly, perform any Business Development Activities (as hereafter defined) for any person or enterprise anywhere in the world involved in providing residential smart metering solutions (each, a “Competitor”). Business Development Activities means (i) participating in sales calls on behalf of a Competitor at utilities or third parties that could be involved in providing residential smart metering solutions to utilities; (ii) making presentations regarding residential smart metering solutions at shows, conferences or similar public venues on behalf of a Competitor; (iii) advising a Competitor about utility tenders, plans or requirements with respect to existing or future deployments or product specifications, if the employee became aware of such tenders, plans, requirements, deployments or product specifications while employed by the employer, or (iv) otherwise promoting a Competitor’s residential smart metering solutions.

7.	The Parties have in mutual consultation prepared internal and external communications concerning the employee’s departure, which communications are attached as Annex A.

8.	Neither party will make negative comments about the other party.

9.	At the employee’s request, the employer will provide him with a positive testimonial. If necessary, the employer will also provide positive references.

10.	Not later than 30 May 2010, the employee shall return all property belonging to the employer in good condition.

11.	Parties undertake to observe strict confidentiality with regard to the employment contract and the termination thereof, except where required by U.S. or other applicable law and except that the employer may have to comply with a statutory obligation to provide information to the Dutch Social Security Institution (UWV). Without limiting the foregoing, Employee acknowledges that U.S. law requires that this agreement, as well as the employment agreement, must be filed with the U.S. Securities Exchange Commission.

12.	This amicable settlement was concluded subject to the condition that, as of the date of signing the settlement, the employee does not yet have another job and/or any proposal therefor.

13.	With due observance of the above, the parties grant each other full and final discharge with regard to the employment contract and/or its termination and anything directly or indirectly arising there from. This agreement replaces the Settlement Agreement signed by Echelon B.V on 10 November 2009 and by Frits H. Bruggink on 11 November 2009.

Thus agreed and signed:

On:	On:

Oliver R. Stanfield	Frits H. Bruggink

Annex A

It is with mixed emotions I inform you that after 15 years with Echelon Frits Bruggink is leaving to investigate pursuing a lifelong dream of running his own show. I am sorry to see him go but happy that he can follow his dream. He is not certain what exactly that will be, but he will be working on that over the next months, following a transition period of helping our new Sr. Vice President of NES Sales come up to speed. Frits has been an extraordinary contributor to Echelon’s successes, first in developing the LonWorks networks business in EMEA, then in initiating and bringing home our contract with ENEL and in providing the leadership and vision to develop the market for our NES product line around the globe. We all adore Frits and will miss working with him, but I know that you join me in wishing him every success and hoping that we can stay in close contact.

Ken